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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
TRAVELERS PROPERTY CASUALTY CORP. (NYSE: TAP.A AND TAP.B)

             TRAVELERS PROPERTY CASUALTY RECEIVES FAVORABLE DECISION
                         IN ACANDS ASBESTOS ARBITRATION

HARTFORD, Conn. - August 1, 2003 - Late yesterday, the panel issued its ruling in the confidential asbestos arbitration between Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) and ACandS, Inc. As a result of the ruling, asbestos bodily injury claims paid by ACandS on or after July 31, 2003, the decision date, are subject to Travelers' aggregate policy limits, which have been exhausted.

Travelers anticipates that ACandS will claim that Travelers is obligated to fund 45% of ACandS' unpaid but purportedly settled asbestos bodily injury claims that predate the arbitration decision date. In its bankruptcy filings, ACandS has indicated that the total value of these unpaid but purportedly settled claims is approximately $2.8 billion.

Travelers believes it has meritorious defenses to this potential ACandS claim, which could eliminate or substantially reduce any obligation to ACandS for the purported settlements. Travelers will continue to challenge the amount and validity of these purported settlements in the ACandS bankruptcy. Among other defenses, Travelers believes the purported settlements are not final and are unreasonable in amount. In addition, in ACandS, Inc. v. Travelers Casualty and Surety Co. (U.S. D. Ct., E.D. Pa), Travelers will continue to assert that the occurrence limits in its policies eliminate or substantially reduce any payment obligations it may have with respect to the purportedly settled claims.

"We are pleased with the panel's decision on ACandS, which has been our most significant potential non-products exposure," said Robert I. Lipp, Chairman and Chief Executive Officer.

Travelers is making no adjustment to its asbestos reserves as a result of yesterday's ruling.

                                      # # #

ABOUT TRAVELERS PROPERTY CASUALTY

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The Company is the third largest commercial lines insurer, providing a broad range of insurance products including workers compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The company is the second largest writer of homeowners and auto insurance through independent agents. For more information on Travelers products, see www.travelers.com.

SUBJECT: TAPA, TAPB, TAP.A, TAP.B, TAPa, TAPb, TAP.a, TAP.b, TAP/A, TAP/B, TAP/a, TAP/b
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CONTACTS
Media:                       Institutional Investors:
Keith Anderson               Maria Olivo
860/954-6390                 860/277-8330


This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Actual results may differ materially from those expressed or implied. For more information about these and other factors that may affect the Company, please refer to the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations - Outlook" and " - Forward-Looking Statements" in the Travelers Annual Report on Form 10K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.